Exhibit 23.15

Consent of Independent Registered Public Accounting Firm

Contango Oil & Gas Company

Fort Worth, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 1, 2021, relating to the statement of revenues and direct operating expenses for the year ended December 31, 2020 of the oil and natural gas properties acquired by Contango Oil & Gas Company on February 1, 2021 from Grizzly Operating, LLC appearing in Contango Oil & Gas Company’s Current Report on Form 8-K filed on April 9, 2021.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Houston, Texas

October 8, 2021